                                                                      Exhibit 5


                                                November 1, 2000

Citigroup Inc.
153 East 53rd Street
New York, NY  10043

Ladies and Gentlemen:

      I am Deputy General Counsel and Assistant Secretary of Citigroup Inc., a Delaware corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of 120,000,000 shares of common stock, $.01 per share par value (the "Shares"), of the Company relating to the plans listed on the attached Exhibit A (collectively, the "Plans").

      In connection with the foregoing, I or attorneys under my supervision have examined the minute books and stock records of the Company, the Restated Certificate of Incorporation and By-Laws of the Company, as amended, the Registration Statement, the Plans and resolutions duly adopted by the Board of Directors of the Company relating to the Plans. In addition, I or attorneys under my supervision have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

      Based upon the foregoing I am of the opinion that the Shares to be issued under the Plans have been duly authorized and, when issued and delivered in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

      My opinion is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the state of Delaware. I am not admitted to the practice of law in the state of Delaware.


      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                                 Very truly yours,


                                                 /s/ Stephanie B. Mudick
                                                 -----------------------
                                                 Stephanie B. Mudick
                                                 Deputy General Counsel



                                  Exhibit A
                                  ---------

Citigroup 1999 Stock Incentive Plan
Citicorp 1988 Stock Incentive Plan
Citicorp 1997 Stock Incentive Plan
Citicorp Directors' Deferred Compensation Plan
Citicorp Compensation Plan for Non-Employee Directors
Citicorp Executive Incentive Compensation Plan
Citigroup 2000 Stock Purchase Plan
Travelers Group Capital Accumulation Plan
Travelers Group Capital Accumulation Plan for PFS Representatives
Smith Barney Asset Gathering Bonus Plan
Smith Barney Restricted Stock Bonus Plan for FC Trainees
Smith Barney Branch Manager Asset Deferred Bonus Plan